EXHIBIT 99.1



                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                        FOR IMMEDIATE RELEASE

        CRIIMI MAE Special Committee Evaluates Revised ORIX Proposal After
               Rejecting ORIX's December 27 Proposal as Inadequate

Rockville, MD, January 3, 2003 - CRIIMI MAE Inc. (NYSE:CMM) announced that its Special Committee, comprised of the Board's outside directors, is reviewing the latest revised non-binding proposal made by ORIX Capital Markets, L.L.C. ("ORIX") to purchase CRIIMI MAE's issued and outstanding shares of common and preferred stock as of September 30, 2002.

CRIIMI MAE received this latest revised ORIX proposal January 2, 2003 after its Special Committee rejected as inadequate a proposal made by ORIX on December 27, 2002 to acquire the issued and outstanding shares of CBO REIT, Inc., a subsidiary of the Company and holder of a majority of its commercial mortgage-backed securities ("CMBS") assets, for an aggregate purchase price of $520 million.

The latest revised proposal by ORIX provides for ORIX to purchase the Company's issued and outstanding shares of common stock, as of September 30, 2002, for approximately $11.50 per share in cash (after payment of certain fees and expenses payable by the Company) pursuant to a merger transaction. The January 2, 2003 ORIX proposal also provides for redemption of all issued and outstanding shares of the Company's preferred stock, as of September 30, 2002, at each of their applicable redemption prices, plus accrued and unpaid dividends through the closing date of the latest proposed ORIX transaction. This latest proposed transaction would be subject to various conditions, including a due diligence condition.

The Special Committee is evaluating ORIX's most recent proposal with the assistance of CRIIMI MAE's financial advisor, Friedman, Billings, Ramsey and Co., Inc.

As previously announced, CRIIMI MAE entered into an Investment Agreement with Brascan Real Estate Finance Fund ("BREF") and a commitment letter with Bear, Stearns & Co., Inc. ("Bear Stearns") to recapitalize and refinance the Company. BREF and Bear Stearns have completed their initial due diligence and all parties are proceeding toward closing on or before January 15, 2003.

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CRIIMI MAE Inc. (NYSE:CMM) is a commercial mortgage company based in Rockville,
Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for approximately $17.7 billion of commercial mortgage loans. During the late 1990s, CRIIMI MAE was the largest buyer of subordinated commercial mortgage-backed securities ("CMBS"). It also originated commercial real estate mortgages, pooled and securitized commercial mortgages and executed three of the commercial real estate industry's earliest resecuritization transactions.

Brascan Real Estate Finance Fund (BREF) is a private funds management company established by Brascan Corporation (NYSE:BNN, TSX:BNN.A) and a management team led by Barry Blattman to acquire high yield real estate investments. Brascan Corporation is a North American based company which owns and manages assets which generate sustainable cash flows. Current operations are largely in the real estate, power generation and financial sectors. Total assets exceed $23 billion and include 55 premier commercial properties and 38 power generating facilities. In addition, Brascan holds investments in the resource sector. Brascan's publicly traded securities are listed on the New York and Toronto stock exchanges.

The Bear Stearns Companies Inc. (NYSE: BSC), founded in 1923 and headquartered in New York City, is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. With approximately $29.6 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services.

For further information, see the company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include anything that may result from the evaluation of the ORIX proposal or possible negotiations with regard thereto; whether the transactions contemplated by the BREF/Bear Stearns transaction will be completed, which is conditioned upon, among other matters, the absence of any material adverse changes, whether the terms contained in all definitive documents will be comparable to those currently contemplated, whether the Company will be able to fully retire its existing recourse debt, and whether the Company will be allowed to continue to utilize its net operating losses if the transactions are completed; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under existing and any future operative

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documents   evidencing  the  Company's   outstanding   secured   borrowings
(including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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